March 31, 2009


Securities and Exchange Commission
100 F Street, NE.
Washington, D.C.  20549


Re: QuantRx Biomedical Corporation Annual Report on Form 10-K

Dear Sir or Madam:

The Company is unable to file its 2008 Annual Report on Form 10-K within the prescribed time period as we need additional time to finalize our audit procedures.

Very truly yours,


/s/Williams & Webster, P.S.

Williams & Webster, P.S.
Spokane, Washington